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                CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR





         Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named in the prospectus forming a part of this Registration Statement as a person about to become a director of MFS Communications Company, Inc.




                                           /s/ Richard L. Adams, Jr.
                                               Richard L. Adams, Jr.


Date:  August 12, 1996